                                                                    Exhibit (h)

                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                    BETWEEN

              EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY,
                            AS LISTED ON SCHEDULE A

                                      AND

                      BOSTON FINANCIAL DATA SERVICES, INC.
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                               TABLE OF CONTENTS
                               -----------------

                                                                           Page
                                                                           ----

1.   TERMS OF APPOINTMENT AND DUTIES....................................      2

2.   ALL NON-SAME DAY (TD+1) PROCESSING/SETTLEMENT ENVIRONMENTS.........     10

3.   FEES AND EXPENSES..................................................     11

4.   REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT...............     14

5.   REPRESENTATIONS AND WARRANTIES OF THE FUND.........................     14

6.   WIRE TRANSFER OPERATING GUIDELINES/ARTICLES 4A OF THE UNIFORM
     COMMERCIAL CODE....................................................     14

7.   DATA ACCESS AND PROPRIETARY INFORMATION............................     16

8.   INDEMNIFICATION....................................................     18

9.   STANDARD OF CARE...................................................     19

10.  CONFIDENTIALITY....................................................     20

11.  COVENANTS OF THE FUND AND THE TRANSFER AGENT.......................     21

12.  TERMINATION OF AGREEMENT...........................................     23

13.  ASSIGNMENT AND THIRD PARTY BENEFICIARIES...........................     26

14.  SUBCONTRACTORS.....................................................     27

15.  CHANGES AND MODIFICATIONS..........................................     27

16.  MISCELLANEOUS......................................................     28

17.  ADDITIONAL PORTFOLIOS/FUNDS........................................     29

18.  LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS..........     30


Schedule A           Funds and Portfolios
Schedule 1.2(f)      AML and CIP Delegation
Schedule 1.2(k)      Third Party Check Procedures
Schedule 2.1         Third Party Administrators) Procedures
Schedule 3.1         Fees and Expenses

                     TRANSFER AGENCY AND SERVICE AGREEMENT
                     -------------------------------------

THIS AGREEMENT made as of the 1st day of August 2007, by and between EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, as listed on Schedule A, having their principal office and place of business at One International Place, Boston, Massachusetts 02110 (collectively, the "Funds" and individually, the "Fund") and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2 Heritage Drive, North Quincy, Massachusetts 02171 (the "Transfer Agent").

WHEREAS, certain Funds may be authorized to issue shares in a separate series, such series shall be named under the respective Fund in the attached Schedule A, which may be amended by the parties from time to time, (each such series, together with all other series subsequently established by a Fund and made subject to this Agreement in accordance with Section 17, being herein referred to as a "Portfolio", and collectively as the "Portfolios");

WHEREAS, each Fund is either a statutory or business trust or a corporation organized under the laws of a state (as set forth on the Schedule A) and registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, it is contemplated that additional Funds and Portfolios may become parties to this Agreement by written consent of the parties hereto and in accordance with Section 17; and

WHEREAS, each Fund, on behalf of itself and, where applicable, its Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.    Terms of Appointment and Duties
      -------------------------------

      1.1. Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, each Fund, on behalf of itself and, where applicable, its Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for each Fund's authorized and issued shares or beneficial interest, as the case may be, ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each Fund and of any Portfolios of a Fund ("Shareholders"), including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Transfer Agent and each of the Funds and their respective Portfolios, (the "Procedures") with such changes or deviations there from as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services:

             (a) Establish each Shareholder's account in the Fund on the Transfer Agent's recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

             (b) Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the organizational documents of the Fund (the "Custodian");

             (c) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

             (d) Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

             (e) In respect to items (a) through (d) above, the Transfer Agent may execute transactions directly with broker-dealers authorized by the Fund;

             (f) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

             (g) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

             (h) Prepare and transmit payments for dividends and distributions declared by the Fund or any Portfolio thereof, as the case may be;

             (i) If applicable, issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Fund, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

             (j) Issue replacement checks and place stop orders on original checks based on Shareholder's representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Fund, and, as between the Fund and the Transfer Agent, the Fund shall be responsible for all losses or claims resulting from such replacement;

             (k) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

             (l) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

             (m) Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Fund or third party administrators ("TPA(s)") and broker-dealers on behalf of individual Shareholders in connection with Section 2 of this Agreement. With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the 1940 Act, and it will be the responsibility of the Fund to require that the Fund, the TPAs and the broker-dealers retain such documentation. E-mail exchanges on routine matters may be made directly with the Fund's contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

             (n) Maintain and manage, as agent for the Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of share purchases and redemptions and the payment of Fund dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent. In connection with the recordkeeping and other services provided to the Fund hereunder, the Transfer Agent may receive compensation for the management of such accounts, and such compensation may be calculated based upon the average balances of such accounts;

             (o) Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence; and

             (p) Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures.

      1.2. Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:

             (a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, arrange for mailing of Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

             (b) Control Book (also known as "Super Sheet"). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

             (c) "Blue Sky" Reporting. The Fund shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and
                  (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and providing a system which will enable the Fund to monitor the total number of Shares sold in each State;

             (d) National Securities Clearing Corporation (the "NSCC"). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the
                  Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers on the Fund dealer file maintained by the Transfer Agent; (ii) issue instructions to Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund's records on DST Systems, Inc.'s computer system TA2000 ("TA2000 System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

             (e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf;

             (f) Anti-Money Laundering ("AML") Delegation. If the Fund elects to delegate to the Transfer Agent certain AML duties under this Agreement, the parties will agree to such duties and terms as stated in the attached schedule ("Schedule 1.2(f) entitled "AML Delegation") which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(f), the Fund agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such additional duties;

             (g) Call Center Services. Upon request of the Fund, answer telephone inquiries from 9:00 a.m. to 8:00 p.m., Eastern Time, each day on which the New York Stock Exchange is open for trading. The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Fund and broker-dealers on behalf of such Shareholders in accordance with the telephone scripts provided by the Fund to the Transfer Agent, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund agrees to pay the Transfer Agent the fee set forth on
                  Schedule 3.1 attached hereto and the reasonable out-of-pocket expenses that may be associated with these additional duties;

             (h) Excessive Trader. Upon request of the Fund, the Transfer Agent will provide the Fund with periodic reports on trading activity in the Fund based on parameters provided to the Transfer Agent by the Fund, as amended from time to time. The services to be performed by the Transfer Agent for the Fund hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market-timing activities. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reasonable Reimbursable Expenses (as defined in Section 3.2 below) that may be associated with these additional duties;

             (i) Escheatment, Orders, Etc. If requested by the Fund (and as mutually agreed upon by the parties as to any reasonable Reimbursable Expenses), provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing;

             (j) Performance of Certain Services by the Fund or Affiliates or Agents. New procedures as to who shall provide certain of the transfer agency and record-keeping related services may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of the services and the Fund, its affiliates or agents may perform certain services on the Fund's behalf; and

             (k) Third Party Check Procedures. The Transfer Agent shall follow the procedures set forth in Schedule 1.2(k) hereto (the "Third Party Check Procedures") with respect to the review and processing of checks for the purchase of shares that are not payable to the Fund (or Portfolio) or the Transfer Agent ("Third Party Checks").

      1.3. Retirement Accounts. The Fund has developed certain retirement account materials (hereinafter collectively called the "Fund Prototypes") that may be used by an individual ("Participant") who desires to establish a Traditional IRA, Roth IRA, SEP IRA or 403(b)(7)-retirement account and Profit Sharing & Money Purchase Plans (collectively, "Retirement Account(s)"). The Fund desires to appoint the Transfer Agent's bank affiliate, State Street Bank and Trust Company (the "Custodian"), as custodian of any Retirement Account established using the Fund Prototypes and the Transfer Agent on behalf of the Custodian desires to accept such appointment. The parties agree as follows:

             (a) The Custodian of the Retirement Accounts will be designated as the owner on the records of the Fund;

             (b) Records of the Custodian's ownership of Shares of the Fund will be maintained by the Transfer Agent for such Shares in the name of the Custodian (or its nominee) and no physical Shares will be issued;

             (c) Under the terms of each Fund Prototype, the Custodian has no investment responsibility for the selection of investments for a Retirement Account and the Custodian will have no liability for any investments made for a Retirement Account other than to maintain custody of the investments subject to the terms of this Agreement. The Fund will not state or make any representations to the contrary hereof;

             (d) The Custodian will not serve as trustee or plan administrator of any Retirement Account, or in any other administrative or other capacity except as custodian thereof. The Custodian and the Transfer Agent will not keep records of Retirement Accounts or maintain any other records except those that are necessary to serve as custodian or as transfer agent pursuant to this Agreement. The Fund will not state or make any representations to the contrary hereof;

             (e) The Fund will upon reasonable advance notice make available access to its facilities and access to or copies of such records to the Custodian as the Custodian may request in order that the Custodian may determine that the Fund is properly performing its duties and obligations hereunder. The Custodian's right of access under this provision will include access to any service provider or service bureau performing any of the Fund's duties and obligations under this Agreement on behalf of the Fund; and

             (f) As agreed by the Fund and the Transfer Agent, the Fund may share in the annual maintenance fee with respect to each Retirement Account.

      1.4.   Review and Maintenance of Fund Prototypes or Account Materials.

             (a) The Fund agrees that the Fund Prototypes will comply with applicable sections of the Internal Revenue Code of 1986 (the "Code") and regulations promulgated pursuant to the Code in effect at the time. The Fund will be responsible for establishing, maintaining and updating the Fund Prototypes in compliance with the Code and all other applicable Federal or state law or regulations, when changes in the law require such updating.

             (b) The Fund agrees that any modifications made by the Fund to the Fund Prototypes without the Custodian's written consent shall not increase the liabilities or responsibilities of the Custodian or limit the Custodian's ability to resign as custodian as provided under Section 1.5 below. The Fund will furnish the Transfer Agent with a copy of the Fund Prototypes. Neither the Transfer Agent nor the Custodian shall be required to review, comment or advise on such Fund Prototypes.

      1.5.   Resignation or Removal of Custodian

             (a) If either party chooses to terminate pursuant to Section 13 of the Agreement the Custodian may thereupon resign in respect to any or all of the Retirement Accounts upon thirty
                  (30) days' prior written notice to the Fund. In such an event, the Fund will promptly distribute the notice of the Custodian's resignation to such persons and in such manner as are called for under the applicable provisions of the Retirement Account and in form and content satisfactory to and signed by the Custodian. The Fund shall be responsible to obtain a successor custodian for all Retirement Accounts.

             (b) If the Fund chooses to discontinue performing any of its duties and obligations with respect to any or all Retirement Accounts, it will give the Custodian at least one hundred twenty (120) days' written notice prior to such discontinuance. The Custodian may thereupon resign in respect to any or all Retirement Accounts by providing sixty (60) days' prior written notice to the Fund. In such an event, the Fund shall be responsible to obtain a successor custodian for the Retirement Accounts. Upon written acceptance by the successor custodian, the Fund will promptly distribute the notice of the Custodian's resignation to such persons and in such manner as are called for under the applicable provisions of the Retirement Account and in form and content satisfactory to and signed by the Custodian.

             (c) If at any time and for any reason the Custodian chooses to resign from any or all Retirement Accounts, it will give the Fund at least sixty (60) days' prior written notice. In connection with the Custodian resignation hereunder or pursuant to Sections 1.5(a), 1.5(b), the Custodian may, but is not required to, designate a successor custodian by written notice to the Fund, and the Fund will be deemed to have consented to such successor unless the Fund designates a different successor custodian and provides written notice thereof together with such a different successor's written acceptance by such date as the Custodian specifies in its original notice to the Fund provided that the Fund will have a minimum of sixty (60) days to designate a different successor. The Fund will promptly distribute the notice of the Custodian's resignation as custodian to such persons and in such manner as are called for under the applicable provisions of the Retirement Account and in form and content satisfactory to and signed by the Custodian.

             (d) If within sixty (60) days (or such longer time as the Custodian may agree to in writing) after resignation by the Custodian, the Fund or the Custodian has not appointed a successor custodian who has accepted such appointment in writing, the Fund shall within a further period of thirty
                  (30) days apply to a court of competent jurisdiction for appointment of a successor custodian, provided that if (i) the Fund shall have failed to have made such application within such period or (ii) the court shall have dismissed such application without having made such appointment, and
                  (iii) no successor custodian shall have then accepted appointment, then (iv) termination of the Custodian's responsibilities shall be effected by distributing all assets of the Retirement Account in a single payment in cash or in kind to each Participant, subject to the Custodian's right as custodian to reserve such funds as it may deem advisable for payment of all its fees, compensation, costs and expenses or for payment of any other liabilities constituting a charge on or against the assets of Retirement Accounts or on or against the Custodian. Any amounts remaining after payment of such costs shall be delivered to the successor custodian, if any.

             (e) Upon appointment of and acceptance by a successor custodian under this Section 1.5, the Custodian shall cause to be transferred all assets in book entry form relating to the Retirement Accounts to the successor custodian.

      1.6. Applications and Correspondence. The Custodian will execute any instruments and documents in regard to the Retirement Accounts (including correspondence with various persons such as employers, Participants and beneficiaries), which the Fund submits to the Transfer Agent for that purpose. In no event will the Fund sign the Custodian's name on any application or other document without the Custodian's prior written approval.

      1.7. Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, authorized representatives of the Funds may conduct periodic site visits of the Transfer Agent's facilities and inspect the Transfer Agent's records and procedures solely as they pertain to the Transfer Agent's services for the Fund under or pursuant to this Agreement. Such inspections shall be conducted at the Funds' expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent's regular business hours and, except as otherwise agreed to by the parties, no more frequently than twice a year. In connection with such site visit and/or inspection, the Fund shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Fund shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent's normal and customary conduct of its business activities, including the provision of services to the Fund and to other clients. The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent. The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent may also reasonably require any of the Fund's representatives to execute a confidentiality agreement before granting such individuals access to its facilities. The Transfer Agent will also provide reasonable access to the Fund's governmental regulators, at the Fund's expense, solely to (i) the Fund's records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Fund under the Agreement.

2.    All Non-Same Day (TD+1) Processing/Settlement Environments
      ----------------------------------------------------------

      2.1. Third Party Administrators for Defined Contribution Plans. The Fund may decide to make available to certain of its customers, a qualified plan program (the "Program") pursuant to which the customers ("Employers") may adopt certain plans of deferred compensation ("Plan or Plans") for the benefit of the individual Plan participant (the "Plan Participant"), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code") and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended. In accordance with the procedures established in the initial Schedule
             2.1 entitled "Third Party Administrator Procedures", as may be amended by the Transfer Agent and the Fund from time to time ("Schedule 2.1"), the Transfer Agent shall:

             (a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs as the case may be as omnibus accounts;

             (b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

             (c) Perform all services under Section 1 as transfer agent of the Funds and not as a record-keeper for the Plans.

      2.2. Additional Non-Same Day (TD+1) Order Processing. The Fund may authorize broker-dealers and their designated intermediaries to receive purchase and redemption orders from their customers on the Fund's behalf for purposes of Rule 22c-1, so that any such customer will receive the share price next computed by the Fund after the time at which such customer places its order with the broker-dealer or the designated intermediary. If the authorized broker-dealer, is prevented from transmitting Day 1 trades to the Transfer Agent due to unforeseen circumstances, such as computer system failures, natural catastrophes, or other emergencies or human error then the broker-dealer may transmit such trades the next day (TD+1) at a time mutually agreed upon by the Fund, the broker-dealer and the Transfer Agent.

      2.3. All transactions identified under Sections 1 and 2 of this Agreement shall be deemed exception services ("Exception Services") when such transactions:

             (a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

             (b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

             (c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is normally required.

3.    Fees and Expenses
      -----------------

      3.1. Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent the fee and expenses as set forth in the attached fee schedule ("Schedule 3.1"). Such fees and Reimbursable Expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent. The parties agree that the fees set forth on
             Schedule 3.1 shall apply with respect to the Funds set forth on Schedule A hereto as of the date hereof and to any newly created funds added to this Agreement under Section 17 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. The fees set forth on
             Schedule 3.1, however, shall not automatically apply to any funds resulting from acquisition or merger subsequent to the execution of this Agreement. In the event that a fund is to become a party to this Agreement as the result of an acquisition or merger then the parties shall confer diligently and in good faith, and agree upon fees applicable to such fund.

      3.2.   Reimbursable Expenses. In addition to the fees paid under Section
             3.1 above, the Fund agrees to reimburse the Transfer Agent for reimbursable expenses utilized by the Fund, including but not limited to: AML/CIP annual fee, suspicious activity reporting for networked accounts, audio response, checkwriting, CIP-related database searches, commission fee application, data communications equipment, computer hardware, DST disaster recovery charge, escheatment, express mail and delivery services, federal wire charges, forms and production, freight charges, household tape processing, lost shareholder searches, lost shareholder tracking, magnetic tapes, reels or cartridges, magnetic tape handling charges, manual check pulls, microfiche/COOL, microfilm, network products, new fund implementation, NSCC processing and communications, postage, offsite records storage, outside mailing services, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, reporting (on request and scheduled), returned checks, Excessive Trader, special mailing, statements, supplies, tax reporting (federal and state), telecommunications equipment, telephone (telephone and fax lines), training, transcripts, travel, T.I.N. certification (W-8 & W-9), vax payroll processing, year-end processing and other expenses incurred at the specific direction of the Fund or with advance written notice to the Fund.

      3.3. Increases. The fees and charges set forth on Schedule 3.1 shall increase or may be increased (i) in accordance with Section 3.6 below; or (ii) upon at least ninety (90) days prior written notice, if changes in laws applicable to its transfer agency business or laws applicable to the Fund, which the Transfer Agent has agreed to abide by and implement, increases the Transfer Agent's ongoing system utilization costs to provide the affected function by five percent (5%) or more; or (iii) in connection with new or additional functions or features or new services or modes of operation of the TA2000 system, desired by the Fund and agreed to by the Transfer Agent. If the Transfer Agent notifies the Fund of a planned increase in fees or charges pursuant to subparagraph
             (ii) of this Section 3.3, the parties shall confer, diligently and in good faith and agree upon a new fee or charges to cover the amount necessary, but not more than such amount, to reimburse the Transfer Agent for the increased costs of operation or such new function. If the Transfer Agent notifies the Fund of a planned increase in fees under subparagraph (iii) of this Section 3.3, the parties shall confer, diligently and in good faith and agree upon a new fee to cover such new function, feature, service or mode of operation.

      3.4. Postage. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

      3.5. Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within five
             (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

      3.6. Cost of Living Adjustment. After the first year of the Initial Term, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. As used herein, "CPI-W" shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84=100), as published by the United States Department of Labor, Bureau of Labor Statistics.

      3.7. Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Transfer Agent) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4.    Representations and Warranties of the Transfer Agent
      ----------------------------------------------------

      The Transfer Agent represents and warrants to the Fund that:

      4.1. It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

      4.2. It is a duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and it will remain so registered for the duration of this Agreement. It will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

      4.3. It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

      4.4. It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

      4.5. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      4.6. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.    Representations and Warranties of the Fund
      ------------------------------------------

      The Fund represents and warrants to the Transfer Agent that:

      5.1. It is a trust or corporation duly organized and existing and in good standing under the laws of the state of its organization as set forth on Schedule A.

      5.2. It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

      5.3. All corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      5.4. The Fund is an open-end and diversified management investment company registered under the 1940 Act.

      5.5. A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale by the Fund.

6.    Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial
      ------------------------------------------------------------------------
      Code
      ----

      6.1. Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

      6.2. Security Procedure. The Fund acknowledges that the Security Procedure it has designated on the Selection Form was selected by the Fund from security procedures offered by the Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund's authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

      6.3. Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

      6.4. Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order;
             (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

      6.5. Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

      6.6. Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

      6.7. Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

      6.8. ACH Credit Entries/Provisional Payments. When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent's bank affiliate will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

      6.9. Confirmation. Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four
             (24) hours notice of which may be delivered through the Transfer Agent's proprietary information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) days.

7.    Data Access and Proprietary Information
      ---------------------------------------

      7.1. The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Information (as defined in Section 10.2 below) or the confidential information of the Fund. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

             (a) Use such programs and databases (i) solely on the Fund's computers, (ii) solely from equipment at the location agreed to between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent's applicable user documentation;

             (b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund's computer(s)), the Proprietary Information;

             (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

             (d) Refrain from causing or allowing information transmitted from the Transfer Agent's computer to the Fund's computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

             (e) Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

             (f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

      7.2. Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or
             (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

      7.3. The Fund acknowledges that its obligation to protect the Transfer Agent's Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

      7.4. If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. EXCEPT THOSE EXPRESSLY STATED HEREIN THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

      7.5. If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

      7.6. Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.    Indemnification
      ---------------

      8.1. The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent, and with respect to Sections 1.3 and 8.1(f), herein, also State Street ("State Street"), harmless, from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

             (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or intentional misconduct;

             (b) The Fund's lack of good faith, negligence or intentional misconduct;

             (c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by counsel to the Fund after consultation with such legal counsel and upon which instructions or opinion the Transfer Agent is expressly permitted to rely or opinions of legal counsel that are obtained by the Transfer Agent; or
                  (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

             (d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

             (e) The acceptance of facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Fund, and the reliance by the Transfer Agent on the broker-dealer, TPA or the Fund ensuring that the original source documentation is in good order and properly retained;

             (f) The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Fund's demand deposit accounts maintained by the Transfer Agent; or

             (g) Upon the Fund's request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

      8.2.   In order that the indemnification provisions contained in this
             Section 8 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund's prior written consent.

9.    Standard of Care
      ----------------

      The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage clue to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and that Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section 2.3 herein, but shall take into consideration and make allowances for the manual processing and non-standard work involved in Exception Services. Notwithstanding the foregoing, the Transfer Agent's aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement for all of the Funds subject this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Funds covered by this Agreement during the six
      (6) calendar months immediately preceding the first event for which recovery from the Transfer Agent is being sought. The foregoing limitation on liability shall not apply to any loss or damage resulting from any fraud committed by the Transfer Agent's employees or any intentional malevolent acts by the Transfer Agent's employees. For purposes of this Section 9, "intentional malevolent acts" shall mean those acts undertaken purposefully under the circumstances in which the person knows or has reason to believe that such acts violates this Agreement and are likely to cause damage or harm.

10.   Confidentiality
      ---------------

      10.1. The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

      10.2. As between the Fund and Transfer Agent, Customer Information (as defined below) is and will remain the sole and exclusive property of the Fund, "Customer Information" means all the customer identifying data however collected or received, including without limitation, through "cookies" or non-electronic means pertaining to or identifiable to the Fund's customer(s) or prospective customer(s) and plan administrators (collectively, "Fund Customers"), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Fund service, including the Fund's web site; or (iii) any data otherwise submitted in the process of registering for a Fund service. For the avoidance of doubt, Customer Information shall include all `nonpublic personal information," as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) ("GLB Act"). This Agreement shall not be construed as granting any ownership rights in Transfer Agent to Customer Information.

      10.3. The Transfer Agent represents, covenants, and warrants that Transfer Agent will use Customer Information only in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time and (iii) privacy laws applicable to its business, including the GLB Act as such is applicable to its transfer agency business.

      10.4. In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Fund (except where prohibited by law) and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

11.   Covenants of the Fund and the Transfer Agent
      --------------------------------------------

      11.1. The Fund shall promptly furnish to the Transfer Agent the following:

             (a) A certified copy of the resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

             (b) A copy of the organizational documents of the Fund and all amendments thereto.

      11.2. The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

      11.3. Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by the laws and regulations applicable to its business as a Transfer Agent, including those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, as such regulations may be amended from time to time. The Transfer Agent shall also maintain customary records in connection with its agency for the Fund; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940. Records maintained by the Transfer Agent on behalf of the Fund shall be made available for reasonable examinations by the SEC upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Fund's possession or destroyed them at the Fund's request.

      11.4. Service Locations. The Transfer Agent may provide the services hereunder from service locations within or outside of the United States. The Transfer Agent will provide the Fund with reasonable prior notice of any proposed change in service location, including a general description of the services that will be provided at any new service location and such other information as the Fund may reasonably request.

      11.5. Compliance Program. The Transfer Agent maintains and will contain to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Fund. Upon request of the Fund, the Transfer Agent will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund or, in the absence of the filing of such reports, on quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent's performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, the Transfer Agent will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act. The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

      11.6. SAS70 Reports. The Transfer Agent will furnish to the Fund, on a semi-annual basis, a report in accordance with Statements on Auditing Standards No. 70 (the "SAS70 Report") as well as such other reports and information relating to the Transfer Agent's policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the Fund may reasonable request.

      11.7. Information Security. The Transfer Agent maintains and will continue to maintain at each service location physical and information security safeguards against the destruction, loss, theft or alteration of the Fund's Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, and from time to time enhanced in accordance with changes in regulatory requirements. The Transfer Agent will, at a minimum, update its policies to remain compliant with regulatory requirements. The Transfer Agent will meet with the Fund, at its request, on an annual basis to discuss information security safeguards. If the Transfer Agent or its agents discover or are notified that someone has violated security relating to the Fund's Confidential Information, including Customer Information, the Transfer Agent will promptly (a) notify the Fund of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain arid address the violation, and (ii) provide the Fund with assurance reasonably satisfactory to the Fund that such violation will not recur.

      11.8. Business Continuity. The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Fund may participate in such test. Upon request by the Fund, the Transfer Agent will provide the Fund with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts the Transfer Agent's provision of services under this Agreement, the Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan.

12.   Termination of Agreement
      ------------------------

      12.1. Term. The initial term of this Agreement (the "Initial Term") shall be five (5) years from the date first stated above unless terminated pursuant to the provisions of this Section 12. The term may be renewed by mutual agreement of the Transfer Agent and the individual Fund for successive periods of one year each ("Renewal Term"). Either the Transfer Agent or the Fund shall give written notice to the other party one hundred twenty (120) days before the expiration of the Initial Term or of a Renewal Term if such party desires not to renew the term for an additional one year period and in the absence of such notice the Agreement shall renew automatically for such one year term. In the event a Fund wishes to terminate this Agreement as to the Fund prior to the expiration of the Initial Term or a Renewal Term, the Fund shall give one hundred twenty (120) days prior written notice to the Transfer Agent and shall be subject to the terms of this Section, including the payments applicable under Section 12.3. One hundred twenty
             (120) days before the expiration of the Initial Term or a Renewal Term, the Transfer Agent and the Fund will agree upon a Fee Schedule for the upcoming Renewal Term. In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect subject to increase under Section 3.6. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).

      12.2. Deconversion. In the event that this Agreement is terminated or not renewed for any reason by the Fund, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at Fund's request, shall offer reasonable assistance to the Fund in converting the Fund's records from the Transfer Agent's systems to whatever services or systems are designated by Fund (the "Deconversion"). Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein "reasonable assistance" and "transitional assistance" shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider's system, or to provide any new functionality to such provider's system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 7.1, or (iii) to develop Deconversion software, to modify any of the Transfer Agent's software, or to otherwise alter the format of the data as maintained on any provider's systems.

      12.3.  Termination or Non Renewal.

             (a) Outstanding Fees and Charges. In the event of termination or non-renewal of this Agreement by the Fund, the Fund will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of Fund's Deconversion.

             (b) Deconversion Costs and Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement by the Fund, the Fund shall pay the Transfer Agent for the Deconversion costs as noted in Section 12.2 and all reasonable fees and expenses for providing any support services that the Fund requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.

             (c) Early Termination for Convenience. In addition to the foregoing, in the event that the Fund terminates this Agreement prior to the end of the Initial Term or any Renewal Term other than due to the Transfer Agent's bankruptcy under
                  Section 12.6 or for cause under Section 12.7, the Fund shall pay the Transfer Agent an amount equal to the average monthly fee paid by the Fund to the Transfer Agent under the Agreement multiplied by the number of months remaining in the Initial or Renewal Term and calculated as set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent (the "Early Termination Payment"). Notwithstanding the foregoing or anything contained in this Agreement to the contrary, in the event that the Fund receives any discount in fees the Early Termination Payment shall be increased by the pro rata amount of the aggregate of all discounts on fees received by the Fund which would, other than for such discounts, have been due and owed by the Fund during the affected Initial or Renewal Term. The Transfer Agent may, in its discretion, waive the Early Termination Payment in the event of a termination by one or more Funds in connection with the liquidation or merger of such Fund in the ordinary course of business, so long as the total number of CUSIPS and accounts remaining to be serviced by the Transfer Agent under this Agreement immediately after such liquidation or merger are not substantially less than the number in effect as of the date of the most recent Fee Schedule.

      12.4. Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

      12.5. Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Fund, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement.

      12.6. Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

      12.7. Cause. If either of the parties hereto becomes in default in the performance of its duties or obligations hereunder and such default has a material adverse effect on the other party, then the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within thirty (30) days of receipt of such notice, or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than five (5) days to the defaulting party.

      12.8. In the event that the Fund terminates this Agreement prior to the end of the Initial Term or any Renewal Term, other than by reason of the Transfer Agent's bankruptcy under Section 12.6 or for cause under Section 12.7, then effective as of the first day of any month in which the Transfer Agent receives notice of such termination, all discounts of fees and charges or fee concessions provided under this Agreement and any related agreements shall cease and shall be recoverable retroactively to the date such discount or fee concession was first granted and the Fund shall return the amount of any such discounts and fee concessions and thereafter pay full, undiscounted fees and charges for the services.

      12.9. The parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through March 1st of any year to avoid adversely impacting a year-end.

      12.10. Within thirty (30) days after completion of a Deconversion, the Funds will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Fund and then in the Transfer Agent's possession and shall make payment for the Transfer Agent's reasonable costs to comply with such notice. If the Fund fails to give that notice within thirty (30) days after termination of this Agreement, then the Transfer Agent may dispose of such property as it sees fit. The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within thirty (30) days of receipt of such invoice paid by, the Fund. Failure to pay such sums when due shall incur a late charge in accordance with Section 3.7 of this Agreement. In no event shall the Transfer Agent be required to keep archived versions of Fund records beyond the requirements of law applicable to its transfer agency business and the terms of this Section 12.10. In the event the Fund terminates this Agreement and later requests that the Transfer Agent search for, recover and provide to the Funds any records that at such time are in the Transfer Agent's possession and which relate to the prior services performed by the Transfer Agent for the Fund, the Fund agrees to pay the reasonable administrative costs for the search, recovery and provision of any such records.

13.   Assignment and Third Party Beneficiaries
      ----------------------------------------

      13.1. Except as provided in Section 14.1 below neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

      13.2. Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

      13.3. This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Other than as provided in Section 14.1 and Schedule 1.2(f), neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

14.   Subcontractors
      --------------

      14.1. The Transfer Agent may, without further consent on the part of the Funds, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act or, with regard to print/mail services, to DST Output, Inc., an affiliate of the Transfer Agent; provided, however, that the Transfer Agent shall be fully responsible to the Funds for the acts and omissions of its affiliate as it is for its own acts and omissions. The foregoing shall not be deemed to apply to any direct contracts between the Fund and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party.

      14.2. For purposes of this Agreement, unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

15.   Changes and Modifications
      -------------------------

      15.1. During the term of this Agreement the Transfer Agent will use on behalf of the Fund, without additional cost, all modifications, enhancements, or changes which its affiliate DST Systems, Inc. may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all clients of the Transfer Agent are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Fund agrees to pay the Transfer Agent promptly for modifications and improvements which are charged for separately at the rate provided for in the Transfer Agent's standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

      15.2. The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or the Transfer Agent's facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and unless the Transfer Agent provides the Fund with revised operating procedures and controls.

      15.3. All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST Systems, Inc., an affiliate of the Transfer Agent.

16.   Miscellaneous
      -------------

      16.1. Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Fund.

      16.2. Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

      16.3. Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

      16.4. Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

      16.5. Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

      16.6. Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

      16.7. Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

      16.8. Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

      16.9. Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

      16.10. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      16.11. Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

      16.12. Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

             (a)  If to the Transfer Agent, to:

                  Boston Financial Data Services, Inc.
                  2 Heritage Drive
                  North Quincy, Massachusetts 02171
                  Attention: Legal Department
                  Facsimile: (617) 483-2490

             (b)  If to the Funds, to:

                  CGM Capital Development Fund and
                  CGM Trust
                  c/o Capital Growth Management Limited Partnership Boston, Massachusetts 02110
                  Attention: Robert L. Kemp, President
                  Facsimile: (617) 261-0572

                  And to:

                  CGM Funds
                  38 Newbury St., 8th floor
                  Boston, Massachusetts 02116
                  Attention: David Fietze,
                             Chief Compliance Officer and Legal Counsel

17.   Additional Portfolios/ Funds
      ----------------------------

      17.1. Additional Portfolios. In the event that a Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder by the parties amending the Schedule A to include the additional series.

      17.2. Additional Funds. In the event that an entity affiliated with the Funds, in addition to those listed on the Schedule A, desires to have the Transfer Agent render services as transfer agent under the terms hereof and the Transfer Agent agrees to provide such services, upon completion of an amended Schedule A signed by all parties to the Agreement, such entity shall become a Fund hereunder and any series thereof shall become a Portfolio hereunder.

      17.3. Conditions re: Additional Funds/Portfolios. In the event that the Transfer Agent is to become the transfer agent for new funds or portfolios, the Transfer Agent shall add them to the TA2000 System upon at least thirty (30) days' prior written notice to the Transfer Agent provided that the requirements of such funds or portfolios are generally consistent with services then being provided by the Transfer Agent under this Agreement, in which case the fees and expenses for such additional funds or portfolios shall be as set forth on Schedule 3.1 for the remainder of the then-current term. To the extent such funds or portfolios use functions, features or services not set forth in Section 1.1,
            Section 1.2 or Schedule 3.1, the rates and charges applicable to such new functions, features or characteristics may be established or increased in accordance with Section 3.3.

18.   Limitations of Liability of the Trustees and Shareholders
      ---------------------------------------------------------

         In the case where the Fund is a trust, a copy of the trust instrument (if applicable) is on file with the Secretary of the State of the state of its organization, and notice is hereby given that this instrument is executed on behalf of the trustees of the trust as trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees or Shareholders individually but are binding only upon the assets and property of the trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                   EACH OF THE ENTITIES, INDIVIDUALLY AND NOT
                                   JOINTLY, AS LISTED ON SCHEDULE A

                                   By: /s/ Robert L. Kemp
                                       ----------------------------------------

                                   Name:   Robert L. Kemp
                                           ------------------------------------

                                   Title:  President
                                           ------------------------------------
                                   As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

ATTEST:

/s/ David C. Fietze
------------------------------


                                   BOSTON FINANCIAL DATA SERVICES, INC.

                                   By: /s/ David J. Madden
                                       ----------------------------------------

                                   Name:   David J. Madden
                                           ------------------------------------

                                   Title:  Vice President
                                           --------------

ATTEST:

/s/ Susan M. Woodward
------------------------------

                                   SCHEDULE A

Fund                                   Type of Entity      State of Organization
----                                   --------------      ---------------------
CGM Capital Development Fund           Business Trust          Massachusetts
      CGM Capital Development Fund

CGM Trust                              Business Trust          Massachusetts
      CGM Mutual Fund
      CGM Realty Fund
      CGM Focus Fund

EACH OF THE ENTITIES, INDIVIDUALLY BOSTON FINANCIAL DATA SERVICES,
AND NOT JOINTLY, AS LISTED ON                   INC.
SCHEDULE A


By: /s/ Robert L. Kemp             By: /s/ David J. Madden
    --------------------------         ----------------------------------------
Name:   Robert L. Kemp             Name:   David J. Madden
        ----------------------             ------------------------------------
Title:  President                  Title:  Vice President
        ----------------------             ------------------------------------
As an Authorized Officer on behalf of each of
the Funds indicated on Schedule A